EXHIBIT 4.2
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              AMENDMENT TO BANYAN STRATEGIC REALTY TRUST
                 1997 OMNIBUS STOCK AND INCENTIVE PLAN

     This Amendment to the Banyan Strategic Realty Trust 1997 Omnibus Stock and Incentive Plan (the "Amendment") is made and entered into as of this 17th day of July, 1997.

           WHEREAS, management of the Trust has recommended, and the Board of Trustees is desirous of, adopting the recommendations and amending certain aspects of the Plan.

           NOW THEREFORE, the Plan is hereby amended in the following:

1. Section IV(a)(i) shall be amended by deleting the first paragraph thereof in its entirety and substituting in its entirety the following:

     (a)(i) GRANT/EXERCISE. The Board may grant Options to Participants in number and on terms determined by the Board; provided, however, that each Person serving as an "Independent Trustee" on the tenth business day after final adjournment of the Company's annual meeting convened on July 8, 1997 shall receive an Option to acquire 2,000 Shares, and provided further that each Person serving as an Independent Trustee ten business days after the final adjournment of each succeeding annual meeting will be granted an Option to purchase 2,000 Shares. Notwithstanding anything to the contrary contained in this Plan, the Board may not increase the number of Shares underlying options which may be granted to Independent Trustees hereunder without the Approval of the Trust's holders of beneficial interest.

2. Section V shall be amended by deleting Clause (a) in its entirety and substituting in its entirety the following:

     (a)   NUMBER OF SHARES

           The stock subject to the Awards granted under this Plan will be the Company's shares of beneficial interest, no par value, and any other stock or security resulting from the adjustment thereof or substitution therefore. There shall be one million (1,000,000) Shares reserved and available for Awards granted hereunder. The Shares issued upon exercise of an Award may be authorized and unissued Shares, or Shares issued and reacquired by the Company. In no event may the number of Shares reserved and available for issuance hereunder be increased except with the Approval of the Trust's holders of beneficial interest.

3. Section VI shall be amended by deleting Clause (b) in its entirety and substituting in its entirety the following:

     (b)   EXERCISE OF AWARDS

           Except for Stock Options awarded to the Independent Trustees, Awards granted hereunder will generally vest and be exercisable in installments as follows: (i) to the extent of 33.3% of the number of Shares commencing on the first anniversary of the date of grant; (ii) to the extent of an additional 33.3% of Shares commencing on the second anniversary of the date of grant; and (iii) to the extent of an additional 33.4% of Shares commencing on the third anniversary of the date of grant; provided that the Board may accelerate vesting in






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     the event of a Participant's death, permanent disability or retirement in accordance with the Company's retirement policy or where acceleration of vesting is, in the Board's judgment, in the Company's best interest provided further that no Award will vest if, to do so, would create a situation which would result in an "excess parachute payment" within the meaning of Section 280G of the Code. Stock Options granted to the Independent Trustees hereunder will vest and be exercisable in installments as follows: (i) to the extent of 50.0% of the number of Shares commencing on the first anniversary of the date of grant; and (ii) to the extent of 50.0% of the number of Shares commencing on the second anniversary of the date of grant. If the Participant does not, in any given period, purchase all of the Shares subject to the Award, the Participant's right to purchase any Shares not purchased in the period will continue until the expiration or sooner termination of the Award, except to the extent provided otherwise in the Plan Agreement. Except as otherwise provided herein or in a Plan Agreement, as a condition to the grant of an award to any Employee, the Participant must remain in the continuous employ of the Company or its subsidiaries for the period of time specified by the Board and the Plan Agreement. To exercise an Award, the Participant must give written notice to the Company's Vice President General Counsel at the Company's office at Suite 2900, 150 South Wacker Drive, Chicago, Illinois 60606 (or the office which is the successor main office or which is otherwise designated as the office to which notice is to be given) of the number of Shares to be acquired and make any arrangements with the Vice President General Counsel as are acceptable to the Vice President General Counsel to satisfy the Participant's federal, state and local tax withholding obligations and satisfy the Participant's obligation under the Plan and the Plan Agreement. Nothing herein shall prevent the Board from imposing vesting requirements in connection with any specific Award which are more restrictive than those generally set forth herein; provided, however, that the Board may not make changes to the vesting requirements described herein which are generally more favorable than those set forth herein without the Approval of the Trust's holders of beneficial interest.

4.   Section VII(b) shall be amended by adding the following:

     (viii) Repricing. Notwithstanding anything to the contrary contained herein in this Section VII, the Board may not reprice or otherwise exchange any of the Awards outstanding under the Plan unless the repricing or exchange is: (a) authorized by a committee composed entirely of Independent Trustees to fulfill a legitimate Trust purpose; (b) utilized only to maintain option value due to extreme circumstances beyond management's control; and (c) limited to no more than 10% of the Shares authorized for grant under the Plan.

     Further, except as provided in this Section VII, the Board shall not have the power to waive any conditions precedent to the exercise of Awards except with the Approval of the Trust's holders of beneficial interest.

5. Section VII shall be amended by deleting Clause (i) in its entirety and substituting in its entirety the following:

     (i)   AMENDMENT, MODIFICATION AND TERMINATION

           Subject to the terms of the Plan, and except as specifically provided herein, the Board may alter, amend, suspend or terminate the Plan in whole or in part provided that the Board may not amend the definition of "Participant" as set forth in Section VIII(w) hereof or this Section VII(i) without Approval of the Trust's holders of beneficial interest. Except as set forth in Section VII(b), the Board may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or non-recurring events affecting the Company or the financial statements of




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     the Company or of changes in applicable laws, regulations or accounting principles, whenever the Board determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan; provided that no such adjustment may be authorized to the extent that an adjustment would be inconsistent with the requirements of Section 162(m) of the Code, as from time to time amended. No termination, amendment or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding the Award. For purposes of this Plan, "Approval" shall mean the affirmative vote of a majority of the Trust's holders of shares of beneficial interest present in person or by proxy and eligible to vote at any annual or special meeting of the Trust's holders of beneficial interest called for the purpose of, among other things, seeking Approval.

     IN WITNESS HEREOF, this Amendment is adopted and executed on the day and year first written above.


                            Board of Trustees

                            BANYAN STRATEGIC REALTY TRUST


                            /s/  Walter E. Auch, Sr.
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                                 Walter E. Auch, Sr.


                            /s/  Norman M. Gold
                            ------------------------------
                                 Norman M. Gold


                            /s/  Marvin A. Sotoloff
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                                 Marvin A. Sotoloff